Exhibit 99.1

Kewaunee Scientific Reports Results for Second Quarter, Suspension of Dividend

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III
(704) 871-3274

STATESVILLE, N.C. December 16, 2019 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its second quarter of fiscal year 2020, ended October 31, 2019.

Sales for the quarter were $39,722,000, a 6.6% increase from sales of $37,278,000 in the prior year second quarter. Domestic sales for the quarter were $31,584,000, up 3.1% from sales of $30,622,000 in the second quarter of last year. International sales for the quarter were $8,138,000, up 22.3% from sales of $6,656,000 in the second quarter last year.    The increase in Domestic sales was a result of increased activity in the Company’s direct sales markets offsetting weakness in dealer activity. International sales increased year-over-year as a result of continued deliveries of a large, strategic order in the Middle East market.

Pre-tax loss for the quarter was $158,000 compared to a pre-tax profit of $1,760,000 for the prior year period. Profitability was negatively impacted during the quarter by increased operating costs within the Company’s Domestic segment and a number of low margin orders the Company aggressively pursued and secured over the past year. Profitability was also negatively impacted by a strategic order in the Middle East that the Company aggressively secured over two years ago at lower than normal margins. Operating costs were also higher in India as we made investments in our capabilities that have already strengthened our position in the Indian market.

Net earnings decreased 263.5% for the quarter to a loss of $2,178,000, or ($0.79) per diluted share, as compared to net earnings of $1,332,000, or $0.48 per diluted share, for the quarter ended October 31, 2018. In addition to the factors mentioned above, this loss also reflects $353,000, or $0.13 per diluted share, for additional Indian withholding tax expense reported in the period on cash repatriated in the second quarter to extinguish the Company’s long-term debt obligation. The reported loss also includes $1,730,000, or $0.63 per diluted share, of non-cash expense for foreign withholding tax on previously reported historical earnings. As part of a revised global treasury management strategy, the Company has made a one-time election to revoke its indefinite reinvestment accounting election that permitted the deferral of recognition of foreign withholding tax on net earnings as incurred. Revoking this accounting election provides the Company more flexibility in its global treasury management as well as cash to invest in projects intended to improve the Company’s operating performance.

The Company’s order backlog was $92 million at October 31, 2019, as compared to $101 million at April 30, 2019 and $101 million at October 31, 2018.

CORPORATE OFFICES • P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927 PHONE 704-873-7202 • FAX 704-873-1275

Total cash on hand was $9.6 million at the end of the quarter, as compared to $10.2 million at the end of the second quarter last year. Working capital was $30.8 million, as compared to $36.3 million at the end of the second quarter last year. Short-term debt and interest rate swaps were $6.9 million at the end of the quarter, as compared to $4.7 million at the end of the second quarter last year. There was no long-term debt at October 31, 2019 compared to $1,848,000 at the end of the second quarter last year. The debt-to-equity ratio at October 31, 2019 was .38-to-1, as compared to .14-to-1 at October 31, 2018.

“Overall, the market for laboratory furniture and related technical products remains healthy,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer. “We are seeing a consistent volume of bid activity in most of our key markets as investment in infrastructure requiring Kewaunee’s expertise and broad product offering continues. While our sales were strong in our second quarter, the sales mix did not translate into the earnings we expected. A competitive marketplace as well as operating inefficiencies with resulting higher costs resulted in the Company not generating the earnings typical at these levels of activity.    We are not satisfied with this outcome and are focused on taking the steps necessary to improve profitability. Accordingly, we are taking a number of actions to better position the Company in the future:

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The Company has initiated a restructuring, which includes a reduction in force to reduce operating expenses on an ongoing basis. As a result the Company expects to take a charge in the third quarter of fiscal year 2020, ending January 31, 2020. The Company will provide more specifics on the restructuring when it releases its third quarter earnings report.

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As previously discussed, the Company elected to revoke its indefinite reinvestment accounting election providing the Company more flexibility in its global treasury management as well as cash to invest in projects intended to improve the Company’s operating performance.

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The Company’s Board of Directors has elected to suspend the Company’s dividend as the Company believes that, at this time, investing in projects intended to improve the Company’s operating performance will provide a better long-term return to the Company’s shareholders. These investments include upgrading and replacement of the underlying information technology supporting all aspects of the business as well as capital investments intended to improve the Company’s manufacturing productivity and cost structure.”

Outlook

Mr. Hull commented, “The third quarter is typically the Company’s most challenging quarter as there are fewer manufacturing days than other quarters due to the holidays in the United States and construction projects generally slow down at the end of the calendar year. Our goal is to ensure that the Company’s fourth quarter production load is full in order to operate our manufacturing facilities efficiently, which in turn should drive recovery in profitability.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended		Six months ended
	October 31,		October 31,
	2019	2018	2019	2018
Net sales	$39,722	$37,278	$79,058	$79,430
Cost of products sold	33,406	29,614	65,796	64,183

Gross profit	6,316	7,664	13,262	15,247
Operating expenses	6,355	5,963	12,525	11,726

Operating earnings (loss)	(39)	1,701	737	3,521
Other income	16	150	72	314
Interest expense, net	(135)	(91)	(302)	(182)

Earnings (loss) before income taxes	(158)	1,760	507	3,653
Income tax expense	2,003	388	2,172	783

Net earnings (loss)	(2,161)	1,372	(1,665)	2,870
Less: net earnings attributable to the noncontrolling interest	17	40	42	49

Net earnings (loss) attributable to Kewaunee Scientific Corporation	$(2,178)	$1,332	$(1,707)	$2,821

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	($0.79)	$0.49	$(0.62)	$1.03
Diluted	($0.79)	$0.48	$(0.62)	$1.01
Weighted average number of common shares outstanding
Basic	2,750	2,743	2,750	2,740
Diluted	2,750	2,800	2,750	2,802

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	October 31,	April 30,
	2019	2019
	(Unaudited)
Assets
Cash and cash equivalents	$7,647	$10,647
Restricted cash	1,951	509
Receivables, less allowances	32,017	33,259
Inventories	14,778	17,206
Prepaid expenses and other current assets	4,674	3,736

Total Current Assets	61,067	65,357
Net property, plant and equipment	15,884	16,462
Right of use assets	10,082	—
Other assets	3,289	5,404

Total Assets	$90,322	$87,223

Liabilities and Stockholders’ Equity
Short-term borrowings and interest rate swaps	$6,760	$9,513
Current portion of long-term operating lease obligations	1,401	—
Current portion of long-term debt and financing lease obligations	18	1,184
Accounts payable	13,836	15,190
Other current liabilities	8,211	6,846

Total Current Liabilities	30,226	32,733
Long-term portion of operating lease obligations	8,513	—
Other non-current liabilities	6,593	6,787

Total Liabilities	45,332	39,520
Kewaunee Scientific Corporation equity	44,468	47,100
Noncontrolling interest	522	603

Total Stockholders’ Equity	44,990	47,703

Total Liabilities and Stockholders’ Equity	$90,322	$87,223